UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

August 6, 2015

DEX MEDIA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-35895	13-2740040
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2200 West Airfield Drive, P.O. Box 619810, DFW Airport, Texas 75261

(Address of Principal Executive Offices)

(972) 453-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 6, 2015, Dex Media, Inc. (the “Company”) received a deficiency notice from The Nasdaq Stock Market (“Nasdaq”) stating that for the last 30 consecutive days the Company’s common stock did not maintain a minimum closing bid price of $1.00 per share (“Minimum Bid Price Requirement”), as required by Nasdaq Listing Rule 5450(a)(1).

As provided in the Nasdaq rules, the Company has 180 calendar days, or until February 2, 2016, to regain compliance with the Minimum Bid Price Requirement. In order to regain compliance, the closing bid price of the Company’s common stock must be at least $1.00 per share for a minimum of 10 consecutive business days at any time during this compliance period. If the Company does not regain compliance with the Minimum Bid Price Requirement by February 2, 2016, the Company may be afforded a second 180 calendar day period to regain compliance if, on February 2, 2016, the Company meets the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the Minimum Bid Price Requirement. In that event the Company would need to provide written notice to Nasdaq of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary.

The Company plans to carefully assess potential actions to regain compliance. However, the Company may be unable to regain compliance with the Minimum Bid Price Requirement during the compliance period(s). If the Company fails to regain compliance, the Company’s common stock will be subject to delisting by Nasdaq. The notification of noncompliance has no immediate effect on the listing of the Company’s common stock on The Nasdaq Global Select Market under the symbol “DXM.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

DEX MEDIA, INC.

By:	/s/ Raymond R. Ferrell
	Name:	Raymond R. Ferrell
	Title:	Executive Vice President —
General Counsel and Corporate Secretary

Date:                  August 12, 2015